Exhibit (s)

Calculation of Filing Fee Tables

Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 46,311,462.42	0.0001381	$ 6,395.61
Fees Previously Paid
	Total Transaction Valuation:	$ 46,311,462.42
	Total Fees Due for Filing:			$ 6,395.61
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 6,395.61

Offering Note

Table 2: Fee Offset Claims and Sources	☑ Not Applicable

		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A